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                                                                     Exhibit 5.1

                                 March 12, 2002

netGuru, Inc.
22700 Savi Ranch Parkway
Yorba Linda, California 92887

Ladies and Gentlemen:

         At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") to be filed by netGuru, Inc. (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering the sale of
(i) 1,000,000 shares of Common Stock of the Company upon the exercise of options under the Company's 2000 Stock Option Plan; and (ii) 600,000 shares of Common Stock of the Company upon the exercise of options under the Research Engineers, Inc. 1997 Stock Option Plan. We are familiar with the proceedings taken and proposed to be taken in connection with the issuance and sale of the securities in the manner set forth in the Registration Statement. Subject to completion of the proceedings contemplated in connection with the foregoing matters, we are of the opinion that all of the Common Stock to be sold pursuant to the Registration Statement has been duly authorized and, when issued and sold in the manner set forth in the Registration Statement will, upon such issuance and sale, be validly and legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement or any amendment thereto.

                                                     Respectfully submitted,

                                                     /s/ RUTAN & TUCKER, LLP